Exhibit 99.1

Contacts:	Amy Glynn/Nick Laudico
Rick Kline	The Ruth Group
IPC The Hospitalist Company, Inc.	(646) 536-7023/7030
(818) 766-3502	aglynn@theruthgroup.com
nlaudico@theruthgroup.com

IPC The Hospitalist Company Announces Estimated 2011 Results

North Hollywood, CA— January 6, 2012—IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist group, today announced certain unaudited estimated financial results for the quarter and year ended December 31, 2011in advance of the announcement of its actual 2011 operating results.

For the full year 2011, the Company now estimates net revenues in the range of $455 million to $458 million, compared to its previous guidance of $463 million to $465 million. Net revenues for the fourth quarter ended December 31, 2011 are estimated to be in the range of $115 million to $118 million. The estimated net revenue is based on patient encounters of 1,224,000 for the fourth quarter of 2011, an increase of 22% compared to patient encounters of 1,006,000 for the fourth quarter 2010. The headcount of hospitalist providers as of December 31, 2011 was approximately 1,200, an increase of 168, or 16%, over the provider headcount of 1,032 as of December 31, 2010.

In addition, the Company now estimates earnings per diluted share in the range of $0.47 to $0.51 for the fourth quarter and $1.70 to $1.74 for the full year 2011, compared to its previous full year guidance of $1.78 to $ 1.86. Included in the revised estimated earnings per diluted share range for the fourth quarter is an estimated $0.06 benefit and for the full year an estimated $0.04 benefit related to a credit to net income for the net change in the fair value of contingent consideration of acquired practices.

Adam D. Singer, M.D. commented, “At the mid-point of the ranges of our estimated net revenue, we grew the top line 26% over reported net revenue of $363.4 million for the full year 2010 and 20% over reported net revenue of $97.2 million for the fourth quarter of 2010. At the mid-point of our estimated earnings per diluted share range, we grew 18% compared to reported earnings per diluted share of $1.46 for the full year 2010 and 17% over reported earnings per diluted share of $.042 for the fourth quarter of 2010. Our patient encounters, our estimated net revenue and our provider work force for both the full year and the fourth quarter of 2011 were at an all-time high. For the full year, we added a net of approximately 168 providers, 68 of which were added during the fourth quarter. During 2011, we completed 13 acquisitions, five of which were completed during the fourth quarter. “

“Our previous revenue guidance assumed an increase in encounters in the fourth quarter as compared to the third quarter of this year based on the increase in the number of providers and our history of increased productivity per provider in prior fourth quarters. While we added the number of providers we expected in the quarter and grew encounters and revenue, we experienced unexpected softness in patient volumes in certain practices around the country, which resulted in lower than estimated revenue. In addition, the continued use of temporary staffing at several of our larger practices and start-up costs to open several new de novo practices negatively impacted our profitability.”

“We expect that our larger provider work force and new practices will position us well in 2012. Historically, we’ve seen increased census at our facilities in the first quarter and we expect this seasonal trend to continue in 2012. Our acquisition pipeline remains strong and we continue to look for opportunities across the hospitalist sector. We have confidence that we will continue to achieve significant growth in 2012 in patient encounters, number of providers, revenue and net income,” concluded Dr. Singer.

Conference Call Information

IPC The Hospitalist Company will host an investor conference call to review the update guidance at 9:00 a.m. ET (6:00 a.m. PT) on Monday, January 9, 2012. To participate in the conference call, please dial 877-225-7695 (USA) or 720-545-0027 (International). In addition, a dial-up replay of the conference call will be available beginning January 9, 2012 at 12:00 p.m.

ET (9:00 a.m. PT) and ending on January 23, 2012 at 11:59 p.m. ET. The replay telephone number is 855-859-2056 (USA) or 404-537-3406 (International); please use the conference ID 41557435 to access the replay. A live webcast of the call will also be available from the Investor Relations section on the corporate web site at http://www.hospitalist.com. A webcast replay can be accessed on the corporate web site beginning January 9, 2012 at approximately 12:00 p.m. ET (9:00 a.m. PT) and will remain available until January 23, 2012 at 11:59 p.m.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (NASDAQ:IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine and related facility-based services. IPC’s physicians and affiliated providers practice exclusively in hospitals or other inpatient facilities, including acute, sub-acute and long-term care settings. The Company offers its providers the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at http://www.hospitalist.com.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995, including statements related to estimated fourth quarter 2011 and fiscal year 2011 unaudited revenue and unaudited earnings per diluted share. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

failure to comply with complex and intensive government regulation of our industry;

the adequacy of IPC’s insurance coverage and insurance reserves;

IPC’s ability to recruit and retain qualified physicians;

IPC’s ability to successfully complete and efficiently integrate new acquisitions;

the effect of changes in rates or methods of third-party reimbursement; and

the high level of competition in IPC’s industry.

IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.